Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated August 2, 2022) pertaining to the Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan of our reports dated February 4, 2022, with respect to the consolidated financial statements of Southwest Airlines Co. and the effectiveness of internal control over financial reporting of Southwest Airlines Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 2, 2022